Entergy
639 Loyola Avenue
New Orleans, LA  70013

Exhibit 99.2

News
Release

Date:	April 26, 2007
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2007 as-reported earnings of $212.2 million, or $1.03 per share, compared with $193.6 million, or 92 cents per share, for first quarter 2006. On an operational basis, Entergy's first quarter 2007 earnings were $209.3 million, or $1.02 per share, compared with $190.2 million, or 90 cents per share, in first quarter 2006.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
First Quarter 2007 vs. 2006
(Per share in U.S. $)
	2007	2006	$ Change
As-Reported Earnings
Utility, Parent & Other	0.44	0.54	(0.10)
Entergy Nuclear	0.62	0.39	0.23
Non-Nuclear Wholesale Assets	(0.03)	(0.01)	(0.02)
	1.03	0.92	0.11
Less Special Items	0.01	0.02	(0.01)
Operational Earnings	1.02	0.90	0.12

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2007

    Utility, Parent & Other had lower earnings due to higher operation and maintenance, depreciation and interest expense, partially offset by higher revenue.
    Entergy Nuclear earnings increased as a result of higher revenue from pricing, partially offset by the effect of reduced production as a result of a refueling outage in the current quarter.
    Entergy's Non-Nuclear Wholesale Assets business reported modestly lower results due to increased losses from lower production in the current period.

"We expected 2007 to be an eventful year and we are off to a strong start. Our objectives include putting the remaining significant issues from the 2005 hurricanes behind us, including getting approval of the plan of reorganization of Entergy New Orleans and completing its emergence from bankruptcy," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Resolving these issues will allow the company to move forward on the financial footing necessary to realize our aspirations for all stakeholders, including achieving the lowest overall cost for customers as we continue our portfolio transformation process."

Other Highlights
    Entergy announced its intention to build a new, state-of-the-art generating unit at its Little Gypsy site to be fueled primarily by petroleum coke.
    Entergy closed the transaction for Palisades, a 798-megawatt nuclear unit acquired from Consumers Energy.
    Entergy was recognized by Forbes magazine in their listing of the 100 Most Trustworthy Companies in the United States, the only energy or electric company on the list.

Utility, Parent & Other

In first quarter 2007, Utility, Parent & Other recorded as-reported earnings of $89.5 million, or 44 cents per share, compared to $113.2 million, or 54 cents per share, in first quarter 2006. On an operational basis, earnings were $86.6 million, or 43 cents per share, in first quarter 2007, compared to $109.8 million, or 52 cents per share, in first quarter 2006. As-reported 2007 earnings include a special item of one cent per share reflecting earnings in first quarter 2007 for Entergy New Orleans, Inc.

Earnings for Utility, Parent & Other in first quarter 2007, excluding Entergy New Orleans, primarily reflect higher operation and maintenance expense, higher depreciation expense and higher interest expense due to debt incurred to pay for storm restoration costs for hurricanes Katrina and Rita and common stock repurchases. Partially offsetting higher expenses were higher revenue from sales growth and weather that was closer to seasonal normal temperatures.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in first quarter 2007, on a weather-adjusted basis, were up five percent compared to first quarter 2006. Commercial and governmental sales, after adjusting for weather, were up three percent. Industrial sales experienced an increase of two percent in first quarter 2007, compared to the same period a year ago.

The increase in the residential segment reflects continued economic recovery in the storm-affected regions that were still experiencing the effects of the 2005 storms in first quarter 2006. The quarter over quarter increase in the commercial and industrial sectors reflect a similar pattern in these sectors from the effect of storms. The industrial sector has seen some level of recovery in the refinery and chemical segments. Lower spot sales to cogeneration customers and efficiency improvements across the industrial sector served to offset a portion of the increase in industrial sales.

Entergy New Orleans' results are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings, but are excluded from operational earnings. Also, Entergy New Orleans is de-consolidated for financial reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings. Accordingly, revenue and expense explanations provided above exclude the revenues and expenses of Entergy New Orleans.

To ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Entergy New Orleans filed its initial plan of reorganization with the bankruptcy court on October 23, 2006 and filed its fourth amended plan on January 24, 2007. A competing plan has been filed by the unsecured creditors. The disclosure statements for both plans were approved by the bankruptcy court for circulation to all parties in the proceeding and the deadline for voting on the plans was April 19, 2007. Entergy believes its plan is workable, fair, and in the public interest. For more information on documents filed in this proceeding, including the original plan of reorganization and all amendments, go to www.entergy.com/investor_relations/enoi.aspx.

Entergy New Orleans results for first quarter 2007 reflect earnings of $2.9 million, or one cent per share. In first quarter 2006, Entergy New Orleans reported earnings of $5.6 million, or three cents per share. First quarter 2007 results at Entergy New Orleans reflect the ongoing effects of the hurricane. Results for the current period include higher operation and maintenance expense reflecting a return to more normal operations compared to first quarter 2006 when resources were focused on capital additions or storm restoration activities. In addition, results include higher interest expense reflecting interest payments to first mortgage bondholders, which had been waived in the comparable period last year. Interest had not been accrued since the Chapter 11 bankruptcy filing date in September 2005 for a period of one year as part of a December 2005 agreement between bondholders and Entergy New Orleans. Entergy New Orleans' Plan of Reorganization provides for a payment equal to the amount of that full year's interest at the time of exit from bankruptcy. Entergy New Orleans' Plan also provides for interest to unsecured creditors from the bankruptcy filing date, which Entergy New Orleans has accrued. Partially offsetting the higher expenses at Entergy New Orleans were increased revenues due primarily to higher sales volumes reflecting some recovery from the low usage and reduced customer base in first quarter 2006.

Entergy Nuclear

Entergy Nuclear earned $128.2 million, or 62 cents per share, on both as-reported and operational bases in first quarter 2007. This compares to as-reported and operational earnings of $81.5 million, or 39 cents per share, in first quarter 2006. The improved results in first quarter 2007 resulted from increased revenues from pricing. Partially offsetting this increase was reduced production as a result of a refueling outage in first quarter 2007 at Indian Point 3. There were no refueling outages in first quarter 2006.

Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business recorded a loss of $5.5 million, or three cents per share, on both as-reported and operational bases in first quarter 2007, compared to a loss of $1.1 million, or one cent per share in first quarter 2006. The lower results reflect lower production due to an additional plant outage in the current quarter compared to one year ago.

Outlook

Entergy is reaffirming 2007 earnings guidance in the range of $5.40 to $5.70 per share on both as-reported and operational bases. Earnings guidance for 2007 excludes Entergy New Orleans given the uncertainty that remains for this business as it works through its Chapter 11 Bankruptcy proceeding. During 2007, actual results for Entergy New Orleans will be separately identified as a special item for earnings release purposes until such time as Entergy New Orleans emerges from bankruptcy.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,500 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated April 26, 2007, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2007 vs. 2006 (Per share in U.S. $)

	2007	2006	Change
As-Reported
Utility, Parent & Other	0.44	0.54	(0.10)
Entergy Nuclear	0.62	0.39	0.23
Non-Nuclear Wholesale Assets	(0.03)	(0.01)	(0.02)
Consolidated As-Reported Earnings	1.03	0.92	0.11

Less Special Items
Utility, Parent & Other	0.01	0.02	(0.01)
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	0.01	0.02	(0.01)

Operational
Utility, Parent & Other	0.43	0.52	(0.09)
Entergy Nuclear	0.62	0.39	0.23
Non-Nuclear Wholesale Assets	(0.03)	(0.01)	(0.02)
Consolidated Operational Earnings	1.02	0.90	0.12

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2007	2006	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,064,653	$2,092,933	(1.4)
Natural gas	37,928	37,415	1.4
Competitive businesses	497,649	437,683	13.7
Total	2,600,230	2,568,031	1.3
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	709,981	840,171	(15.5)
Purchased power	477,753	461,370	3.6
Nuclear refueling outage expenses	42,975	41,993	2.3
Other operation and maintenance	540,969	529,430	2.2
Decommissioning	37,785	35,596	6.1
Taxes other than income taxes	112,909	103,338	9.3
Depreciation and amortization	224,331	205,388	9.2
Other regulatory charges (credits) - net	22,507	(44,018)	(151.1)
Total	2,169,210	2,173,268	(0.2)
Operating Income	431,020	394,763	9.2
Other Income (Deductions):
Allowance for equity funds used during construction	16,067	15,459	3.9
Interest and dividend income	57,768	43,831	31.8
Equity in earnings of unconsolidated equity affiliates	4,534	3,586	26.4
Miscellaneous - net	(5,141)	(6,207)	(17.2)
Total	73,228	56,669	29.2
Interest and Other Charges:
Interest on long-term debt	119,854	120,481	(0.5)
Other interest - net	31,297	17,261	81.3
Allowance for borrowed funds used during construction	(9,631)	(9,045)	6.5
Preferred dividend requirements of subsidiaries and other	5,980	8,038	(25.6)
Total	147,500	136,735	7.9

Income From Continuing Operations Before Income Taxes	356,748	314,697	13.4
Income Taxes	144,553	118,830	21.6
Income From Continuing Operations	212,195	195,867	8.3
Loss From Discontinued Operations (net of taxes of ($1,204))	-	(2,239)	-
Consolidated Net Income	212,195	193,628	9.6

Earnings Per Average Common Share (from continuing operations):
Basic	$1.06	$0.94	12.8
Diluted	$1.03	$0.93	10.8
Loss Per Average Common Share (from discontinued operations):
Basic	-	($0.01)	-
Diluted	-	($0.01)	-
Earnings Per Average Common Share:
Basic	$1.06	$0.93	14.0
Diluted	$1.03	$0.92	12.0
Average Number of Common Shares Outstanding - Basic	200,549,935	207,732,341
Average Number of Common Shares Outstanding - Diluted	206,133,440	211,374,512

Entergy Corporation
Utility Electric Energy Sales & Customers Entergy New Orleans De-consolidated

Three Months Ended March 31

	2007	2006	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,558	6,917	9.3	4.9
Commercial	5,721	5,499	4.0	3.3
Governmental	385	377	2.1	2.4
Industrial	9,186	9,042	1.6	1.6
Total to Ultimate Customers	22,850	21,835	4.6	3.1
Wholesale	2,536	2,761	(8.1)
Total Sales	25,386	24,596	3.2

March 31

	2007	2006	% Change
Electric Customers (End of period):
Residential	2,160,155	2,120,033	1.9
Commercial	309,124	300,439	2.9
Governmental	13,623	12,455	9.4
Industrial	40,071	39,015	2.7
Total Ultimate Customers	2,522,973	2,471,942	2.1
Wholesale	30	32	(6.3)
Total Customers	2,523,003	2,471,974	2.1

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.